UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 7)*

SPX Corporation

(Name of Issuer)

Common Stock, $10.00 par value

(Title of Class of Securities)

784635104

(CUSIP Number)

Ralph V. Whitworth
Relational Investors, LLC
12400 High Bluff Drive, Suite 600
San Diego, CA 92130
(858) 704-3333

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

November 11, 2014

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Relational Investors, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 4,832,257

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power 4,832,257

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,832,257

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 11.77%

14.	Type of Reporting Person (See Instructions) IA/HC/OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Relational Investors Mid-Cap Fund I, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 968,750

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power 968,750

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 968,750

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 2.36%

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Relational Investors Mid-Cap Fund II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,034,259

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power 1,034,259

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,034,259

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 2.52%

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Relational Fund Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC/OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 15,236

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power 15,236

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,236

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0.04%

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Relational Coast Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC/OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 240,286

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power 240,286

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 240,286

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0.59%

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Relational Investors IX, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 278,458

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power 278,458

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 278,458

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0.68%

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Relational Investors XV, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 160,898

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power 160,898

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 160,898

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0.39%

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Relational Investors XVI, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 79,738

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power 79,738

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 79,738

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0.19%

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Relational Investors XX, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC/OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 144,897

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power 144,897

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 144,897

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0.35%

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Relational Investors XXIII, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC/OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 205,515

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power 205,515

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 205,515

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0.50%

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Relational Investors XXIV, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 4,206

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power 4,206

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,206

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0.01%

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) RH Fund 1, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) WC/OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 107,982

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power 107,982

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 107,982

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 0.26%

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Ralph V. Whitworth

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) NA

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power -0-

	8.	Shared Voting Power 4,832,257

	9.	Sole Dispositive Power -0-

	10.	Shared Dispositive Power 4,832,257

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,832,257

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 11.77%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) David H. Batchelder

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Source of Funds (See Instructions) NA

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power -0-

	8.	Shared Voting Power 4,832,257

	9.	Sole Dispositive Power -0-

	10.	Shared Dispositive Power 4,832,257

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,832,257

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13.	Percent of Class Represented by Amount in Row (11) 11.77%

14.	Type of Reporting Person (See Instructions) IN

Item 1.   Security and Issuer

This Schedule 13D/A constitutes the seventh amendment to the Schedule 13D originally filed by the Reporting Persons with the Securities and Exchange Commission (the “SEC”) on February 25, 2013 and amended by Amendment No. 1, No. 2, No. 3, No. 4, No. 5 and No. 6 filed by the Reporting Persons with the SEC on March 25, 2013, May 6, 2013, August 30, 2013, January 15, 2014, March 21, 2014 and October 31, 2014 (the “Statement”) with respect to the common stock, $10.00 par value (the “Shares”), of SPX Corporation (the “Issuer” or the “Company”). Except as specifically amended by this Schedule 13D/A, the Statement remains in full force and effect.

Item 3.   Source and Amount of Funds or Other Consideration

RILLC and the Managed Accounts purchased an aggregate of 1,592,032 Shares for a total consideration (including brokerage commissions) of $119 million derived from capital of RILLC and the Managed Accounts.

The Relational LPs purchased an aggregate of 3,240,225 Shares for total consideration (including brokerage commissions) of $243 million derived from the capital of the Relational LPs.

Item 5.   Interest in Securities of the Issuer

(a)           As of the date of this Statement, the Reporting Persons beneficially owned in the aggregate 4,832,257 Shares, constituting 11.77% of the outstanding Shares.  The percentage of Shares owned is based upon 41,072,263 Shares outstanding on October 24, 2014, as set forth in the Issuer’s Form 10-Q for the period ended September 27, 2014.  The Reporting Persons may be deemed to have direct beneficial ownership of the Shares as follows:

NAME	NUMBER OF SHARES	% OF OUTSTANDING SHARES	VOTING AND DISPOSITIVE POWER
RILLC	1,592,032	3.88%	Sole
MC I	968,750	2.36%	Sole
MC II	1,034,259	2.52%	Sole
RFP	15,236	0.04%	Sole
RCP	240,286	0.59%	Sole
RI IX	278,458	0.68%	Sole
RI XV	160,898	0.39%	Sole
RI XVI	79,738	0.19%	Sole
RI XX	144,897	0.35%	Sole
RI XXIII	205,515	0.50%	Sole
RI XXIV	4,206	0.01%	Sole
RH 1	107,982	0.26%	Sole

RILLC, individually and in its capacity as an investment adviser, may be deemed to possess direct beneficial ownership of the 1,592,032 Shares that are owned by it and the Managed Accounts.  Additionally, RILLC, as the sole general partner, or sole managing member of the general partner, of each of the Relational LPs may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) the 3,240,225 Shares beneficially owned by the Relational LPs because the limited partnership agreements of the Relational LPs specify that RILLC has sole investment discretion and voting authority with respect to those Shares.

Each of Messrs. Whitworth and Batchelder, as Principals of RILLC, may be deemed to share indirect beneficial ownership of the Shares which RILLC may beneficially own.  Each of Messrs. Whitworth and Batchelder disclaims beneficial ownership of such Shares for all other purposes.

To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 is the beneficial owner of any Shares.

(b)           See item (a) above.

(c)           Except as set forth in Exhibit A to this Statement, none of the Reporting Persons has effected any transactions in the Shares during the past sixty days not previously reported.

(d)           No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares covered by this Statement, except that dividends from, and proceeds from the sale of, the Shares held by accounts managed by RILLC may be delivered to such accounts.

(e)           Not applicable.

Item 7.  Material to Be Filed as Exhibits

The following Exhibits are filed herewith:

Exhibit A - Information concerning transactions in the Shares effected by the Reporting Persons in the last 60 days not previously reported.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 12, 2014

RELATIONAL INVESTORS MID-CAP FUND I, L.P.
RELATIONAL INVESTORS MID-CAP FUND II, L.P.
RELATIONAL FUND PARTNERS, L.P.
RELATIONAL COAST PARTNERS, L.P.
RELATIONAL INVESTORS IX, L.P.
RELATIONAL INVESTORS XV, L.P.
RELATIONAL INVESTORS XVI, L.P.
RELATIONAL INVESTORS XX, L.P.
RELATIONAL INVESTORS XXIII, L.P.
RELATIONAL INVESTORS XXIV, L.P.
RH FUND 1, L.P.

By:		RELATIONAL INVESTORS, LLC
as general partner to each,

	By:	/s/ Ralph V. Whitworth
Ralph V. Whitworth, Principal

RELATIONAL INVESTORS, LLC

	By:	/s/ Ralph V. Whitworth
Ralph V. Whitworth, Principal

/s/ Ralph V. Whitworth
Ralph V. Whitworth

/s/ David H. Batchelder
David H. Batchelder

Exhibit A

Transactions by Reporting Persons in the last 60 days not previously reported.

Beneficial Ownership	Purchase or Sale	Quantity	Transaction Date	Price per Share (including commission)	How Effected
Relational Investors LLC	Sale	2,213	11/3/2014	$94.52	Open Market
Relational Investors LLC	Sale	2,799	11/3/2014	$94.42	Open Market
Relational Investors Mid-Cap Fund I, L.P.	Sale	9,695	11/3/2014	$94.52	Open Market
Relational Investors Mid-Cap Fund I, L.P.	Sale	12,260	11/3/2014	$94.42	Open Market
Relational Investors Mid-Cap Fund II, L.P.	Sale	5,094	11/3/2014	$94.52	Open Market
Relational Investors Mid-Cap Fund II, L.P.	Sale	5,264	11/3/2014	$94.52	Open Market
Relational Investors Mid-Cap Fund II, L.P.	Sale	13,097	11/3/2014	$94.42	Open Market
Relational Investors LLC	Sale	7,348	11/3/2014	$94.52	Open Market
Relational Investors LLC	Sale	9,292	11/3/2014	$94.42	Open Market
Relational Coast Partners, L.P.	Sale	974	11/3/2014	$94.52	Open Market
Relational Coast Partners, L.P.	Sale	19	11/3/2014	$94.52	Open Market
Relational Coast Partners, L.P.	Sale	1,411	11/3/2014	$94.52	Open Market
Relational Coast Partners, L.P.	Sale	283	11/3/2014	$94.42	Open Market
Relational Coast Partners, L.P.	Sale	949	11/3/2014	$94.42	Open Market
Relational Coast Partners, L.P.	Sale	1	11/3/2014	$94.42	Open Market
Relational Coast Partners, L.P.	Sale	2	11/3/2014	$94.42	Open Market
Relational Coast Partners, L.P.	Sale	987	11/3/2014	$94.42	Open Market
Relational Coast Partners, L.P.	Sale	795	11/3/2014	$94.42	Open Market
Relational Coast Partners, L.P.	Sale	1	11/3/2014	$94.42	Open Market
Relational Coast Partners, L.P.	Sale	1	11/3/2014	$94.42	Open Market
Relational Coast Partners, L.P.	Sale	22	11/3/2014	$94.42	Open Market
Relational Fund Partners, L.P.	Sale	152	11/3/2014	$94.52	Open Market
Relational Fund Partners, L.P.	Sale	92	11/3/2014	$94.42	Open Market
Relational Fund Partners, L.P.	Sale	100	11/3/2014	$94.42	Open Market
RH Fund 1, L.P.	Sale	1,080	11/3/2014	$94.52	Open Market
RH Fund 1, L.P.	Sale	1,366	11/3/2014	$94.42	Open Market
Relational Investors XV, L.P.	Sale	663	11/3/2014	$94.52	Open Market
Relational Investors XV, L.P.	Sale	947	11/3/2014	$94.52	Open Market
Relational Investors XV, L.P.	Sale	2,036	11/3/2014	$94.42	Open Market
Relational Investors XVI, L.P.	Sale	797	11/3/2014	$94.52	Open Market
Relational Investors XVI, L.P.	Sale	413	11/3/2014	$94.42	Open Market
Relational Investors XVI, L.P.	Sale	596	11/3/2014	$94.42	Open Market
Relational Investors XX, L.P.	Sale	1,450	11/3/2014	$94.52	Open Market
Relational Investors XX, L.P.	Sale	1,327	11/3/2014	$94.42	Open Market
Relational Investors XX, L.P.	Sale	506	11/3/2014	$94.42	Open Market
Relational Investors XXIII, L.P.	Sale	2,056	11/3/2014	$94.52	Open Market
Relational Investors XXIII, L.P.	Sale	680	11/3/2014	$94.42	Open Market
Relational Investors XXIII, L.P.	Sale	1,920	11/3/2014	$94.42	Open Market
Relational Investors IX, L.P.	Sale	1,950	11/3/2014	$94.52	Open Market
Relational Investors IX, L.P.	Sale	836	11/3/2014	$94.52	Open Market
Relational Investors IX, L.P.	Sale	3,524	11/3/2014	$94.42	Open Market
Relational Investors LLC	Sale	6,369	11/3/2014	$94.52	Open Market
Relational Investors LLC	Sale	8,055	11/3/2014	$94.42	Open Market
Relational Investors XXIV, L.P.	Sale	42	11/3/2014	$94.52	Open Market
Relational Investors XXIV, L.P.	Sale	53	11/3/2014	$94.42	Open Market
Relational Investors LLC	Sale	298	11/4/2014	$93.60	Open Market
Relational Investors LLC	Sale	210	11/4/2014	$93.37	Open Market

Relational Investors Mid-Cap Fund I, L.P.	Sale	1,306	11/4/2014	$93.60	Open Market
Relational Investors Mid-Cap Fund I, L.P.	Sale	923	11/4/2014	$93.37	Open Market
Relational Investors Mid-Cap Fund II, L.P.	Sale	1,400	11/4/2014	$93.60	Open Market
Relational Investors Mid-Cap Fund II, L.P.	Sale	992	11/4/2014	$93.37	Open Market
Relational Investors LLC	Sale	990	11/4/2014	$93.60	Open Market
Relational Investors LLC	Sale	699	11/4/2014	$93.37	Open Market
Relational Coast Partners, L.P.	Sale	324	11/4/2014	$93.60	Open Market
Relational Coast Partners, L.P.	Sale	228	11/4/2014	$93.37	Open Market
Relational Fund Partners, L.P.	Sale	20	11/4/2014	$93.60	Open Market
Relational Fund Partners, L.P.	Sale	14	11/4/2014	$93.37	Open Market
RH Fund 1, L.P.	Sale	145	11/4/2014	$93.60	Open Market
RH Fund 1, L.P.	Sale	102	11/4/2014	$93.37	Open Market
Relational Investors XV, L.P.	Sale	216	11/4/2014	$93.60	Open Market
Relational Investors XV, L.P.	Sale	153	11/4/2014	$93.37	Open Market
Relational Investors XVI, L.P.	Sale	107	11/4/2014	$93.60	Open Market
Relational Investors XVI, L.P.	Sale	75	11/4/2014	$93.37	Open Market
Relational Investors XX, L.P.	Sale	195	11/4/2014	$93.60	Open Market
Relational Investors XX, L.P.	Sale	138	11/4/2014	$93.37	Open Market
Relational Investors XXIII, L.P.	Sale	277	11/4/2014	$93.60	Open Market
Relational Investors XXIII, L.P.	Sale	195	11/4/2014	$93.37	Open Market
Relational Investors IX, L.P.	Sale	375	11/4/2014	$93.60	Open Market
Relational Investors IX, L.P.	Sale	185	11/4/2014	$93.37	Open Market
Relational Investors IX, L.P.	Sale	19	11/4/2014	$93.37	Open Market
Relational Investors IX, L.P.	Sale	61	11/4/2014	$93.37	Open Market
Relational Investors LLC	Sale	858	11/4/2014	$93.60	Open Market
Relational Investors LLC	Sale	606	11/4/2014	$93.37	Open Market
Relational Investors XXIV, L.P.	Sale	5	11/4/2014	$93.59	Open Market
Relational Investors XXIV, L.P.	Sale	4	11/4/2014	$93.37	Open Market
Relational Investors LLC	Sale	45	11/6/2014	$93.00	Open Market
Relational Investors LLC	Sale	198	11/6/2014	$92.98	Open Market
Relational Investors Mid-Cap Fund I, L.P.	Sale	200	11/6/2014	$93.00	Open Market
Relational Investors Mid-Cap Fund I, L.P.	Sale	870	11/6/2014	$92.98	Open Market
Relational Investors Mid-Cap Fund II, L.P.	Sale	222	11/6/2014	$93.00	Open Market
Relational Investors Mid-Cap Fund II, L.P.	Sale	936	11/6/2014	$92.98	Open Market
Relational Investors LLC	Sale	151	11/6/2014	$93.00	Open Market
Relational Investors LLC	Sale	659	11/6/2014	$92.98	Open Market
Relational Coast Partners, L.P.	Sale	49	11/6/2014	$93.00	Open Market
Relational Coast Partners, L.P.	Sale	215	11/6/2014	$92.98	Open Market
Relational Fund Partners, L.P.	Sale	3	11/6/2014	$93.00	Open Market
Relational Fund Partners, L.P.	Sale	13	11/6/2014	$92.98	Open Market
RH Fund 1, L.P.	Sale	22	11/6/2014	$93.00	Open Market
RH Fund 1, L.P.	Sale	96	11/6/2014	$92.98	Open Market
Relational Investors XV, L.P.	Sale	33	11/6/2014	$93.00	Open Market
Relational Investors XV, L.P.	Sale	144	11/6/2014	$92.98	Open Market
Relational Investors XVI, L.P.	Sale	16	11/6/2014	$93.00	Open Market
Relational Investors XVI, L.P.	Sale	71	11/6/2014	$92.98	Open Market
Relational Investors XX, L.P.	Sale	29	11/6/2014	$93.00	Open Market

Relational Investors XX, L.P.	Sale	130	11/6/2014	$92.98	Open Market
Relational Investors XXIII, L.P.	Sale	42	11/6/2014	$93.00	Open Market
Relational Investors XXIII, L.P.	Sale	184	11/6/2014	$92.98	Open Market
Relational Investors IX, L.P.	Sale	57	11/6/2014	$93.00	Open Market
Relational Investors IX, L.P.	Sale	175	11/6/2014	$92.98	Open Market
Relational Investors IX, L.P.	Sale	75	11/6/2014	$92.98	Open Market
Relational Investors LLC	Sale	131	11/6/2014	$93.00	Open Market
Relational Investors LLC	Sale	571	11/6/2014	$92.98	Open Market
Relational Investors XXIV, L.P.	Sale	3	11/6/2014	$92.98	Open Market
Relational Investors LLC	Sale	661	11/7/2014	$93.11	Open Market
Relational Investors LLC	Sale	1,338	11/7/2014	$93.14	Open Market
Relational Investors Mid-Cap Fund I, L.P.	Sale	2,068	11/7/2014	$93.11	Open Market
Relational Investors Mid-Cap Fund I, L.P.	Sale	828	11/7/2014	$93.11	Open Market
Relational Investors Mid-Cap Fund I, L.P.	Sale	2,936	11/7/2014	$93.14	Open Market
Relational Investors Mid-Cap Fund I, L.P.	Sale	2,924	11/7/2014	$93.14	Open Market
Relational Investors Mid-Cap Fund II, L.P.	Sale	3,100	11/7/2014	$93.11	Open Market
Relational Investors Mid-Cap Fund II, L.P.	Sale	6,260	11/7/2014	$93.14	Open Market
Relational Investors LLC	Sale	2,195	11/7/2014	$93.11	Open Market
Relational Investors LLC	Sale	4,441	11/7/2014	$93.14	Open Market
Relational Coast Partners, L.P.	Sale	122	11/7/2014	$93.11	Open Market
Relational Coast Partners, L.P.	Sale	596	11/7/2014	$93.11	Open Market
Relational Coast Partners, L.P.	Sale	1,453	11/7/2014	$93.14	Open Market
Relational Fund Partners, L.P.	Sale	45	11/7/2014	$93.11	Open Market
Relational Fund Partners, L.P.	Sale	92	11/7/2014	$93.14	Open Market
RH Fund 1, L.P.	Sale	322	11/7/2014	$93.11	Open Market
RH Fund 1, L.P.	Sale	653	11/7/2014	$93.14	Open Market
Relational Investors XV, L.P.	Sale	356	11/7/2014	$93.11	Open Market
Relational Investors XV, L.P.	Sale	125	11/7/2014	$93.11	Open Market
Relational Investors XV, L.P.	Sale	973	11/7/2014	$93.14	Open Market
Relational Investors XVI, L.P.	Sale	238	11/7/2014	$93.11	Open Market
Relational Investors XVI, L.P.	Sale	482	11/7/2014	$93.14	Open Market
Relational Investors XX, L.P.	Sale	433	11/7/2014	$93.11	Open Market
Relational Investors XX, L.P.	Sale	876	11/7/2014	$93.14	Open Market
Relational Investors XXIII, L.P.	Sale	614	11/7/2014	$93.11	Open Market
Relational Investors XXIII, L.P.	Sale	1,243	11/7/2014	$93.14	Open Market
Relational Investors IX, L.P.	Sale	832	11/7/2014	$93.11	Open Market
Relational Investors IX, L.P.	Sale	1,179	11/7/2014	$93.14	Open Market
Relational Investors IX, L.P.	Sale	505	11/7/2014	$93.14	Open Market
Relational Investors LLC	Sale	1,903	11/7/2014	$93.11	Open Market
Relational Investors LLC	Sale	3,850	11/7/2014	$93.14	Open Market
Relational Investors XXIV, L.P.	Sale	12	11/7/2014	$93.11	Open Market
Relational Investors XXIV, L.P.	Sale	25	11/7/2014	$93.14	Open Market
Relational Investors LLC	Sale	8,905	11/10/2014	$93.07	Open Market
Relational Investors Mid-Cap Fund I, L.P.	Sale	2,576	11/10/2014	$93.07	Open Market
Relational Investors Mid-Cap Fund I, L.P.	Sale	22,432	11/10/2014	$93.07	Open Market
Relational Investors Mid-Cap Fund I, L.P.	Sale	13,995	11/10/2014	$93.07	Open Market
Relational Investors Mid-Cap Fund II, L.P.	Sale	12,540	11/10/2014	$93.07	Open Market

Relational Investors Mid-Cap Fund II, L.P.	Sale	29,108	11/10/2014	$93.07	Open Market
Relational Investors LLC	Sale	8,752	11/10/2014	$93.07	Open Market
Relational Investors LLC	Sale	1,010	11/10/2014	$93.07	Open Market
Relational Investors LLC	Sale	19,799	11/10/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	1,239	11/10/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	4	11/10/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	1	11/10/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	3,096	11/10/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	349	11/10/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	4	11/10/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	510	11/10/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	2,085	11/10/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	2	11/10/2014	$93.08	Open Market
Relational Coast Partners, L.P.	Sale	2,384	11/10/2014	$93.07	Open Market
Relational Fund Partners, L.P.	Sale	111	11/10/2014	$93.07	Open Market
Relational Fund Partners, L.P.	Sale	399	11/10/2014	$93.07	Open Market
Relational Fund Partners, L.P.	Sale	103	11/10/2014	$93.07	Open Market
RH Fund 1, L.P.	Sale	4,347	11/10/2014	$93.07	Open Market
Relational Investors XV, L.P.	Sale	2,787	11/10/2014	$93.07	Open Market
Relational Investors XV, L.P.	Sale	3,690	11/10/2014	$93.07	Open Market
Relational Investors XVI, L.P.	Sale	3,210	11/10/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	999	11/10/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	3,611	11/10/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	533	11/10/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	298	11/10/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	311	11/10/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	81	11/10/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	57	11/10/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	4,948	11/10/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	814	11/10/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	456	11/10/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	474	11/10/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	382	11/10/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	461	11/10/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	682	11/10/2014	$93.07	Open Market
Relational Investors IX, L.P.	Sale	4,808	11/10/2014	$93.07	Open Market
Relational Investors IX, L.P.	Sale	5,384	11/10/2014	$93.07	Open Market
Relational Investors IX, L.P.	Sale	1,019	11/10/2014	$93.07	Open Market
Relational Investors LLC	Sale	25,625	11/10/2014	$93.07	Open Market
Relational Investors XXIV, L.P.	Sale	111	11/10/2014	$93.07	Open Market
Relational Investors XXIV, L.P.	Sale	58	11/10/2014	$93.07	Open Market
Relational Investors LLC	Sale	18,234	11/11/2014	$93.07	Open Market
Relational Investors Mid-Cap Fund I, L.P.	Sale	27,315	11/11/2014	$93.07	Open Market
Relational Investors Mid-Cap Fund I, L.P.	Sale	20,659	11/11/2014	$93.07	Open Market
Relational Investors Mid-Cap Fund I, L.P.	Sale	4,742	11/11/2014	$93.07	Open Market
Relational Investors Mid-Cap Fund I, L.P.	Sale	14,114	11/11/2014	$93.07	Open Market
Relational Investors Mid-Cap Fund I, L.P.	Sale	13,026	11/11/2014	$93.07	Open Market

Relational Investors Mid-Cap Fund II, L.P.	Sale	99	11/11/2014	$93.07	Open Market
Relational Investors Mid-Cap Fund II, L.P.	Sale	14,311	11/11/2014	$93.07	Open Market
Relational Investors Mid-Cap Fund II, L.P.	Sale	6,643	11/11/2014	$93.07	Open Market
Relational Investors Mid-Cap Fund II, L.P.	Sale	43,812	11/11/2014	$93.07	Open Market
Relational Investors Mid-Cap Fund II, L.P.	Sale	20,396	11/11/2014	$93.07	Open Market
Relational Investors LLC	Sale	18,964	11/11/2014	$93.07	Open Market
Relational Investors LLC	Sale	38,763	11/11/2014	$93.07	Open Market
Relational Investors LLC	Sale	2,799	11/11/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	1,457	11/11/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	1,920	11/11/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	2	11/11/2014	$93.08	Open Market
Relational Coast Partners, L.P.	Sale	5	11/11/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	440	11/11/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	1,312	11/11/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	1	11/11/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	1,393	11/11/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	3,842	11/11/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	6	11/11/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	2	11/11/2014	$93.08	Open Market
Relational Coast Partners, L.P.	Sale	2,036	11/11/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	218	11/11/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	3	11/11/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	222	11/11/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	3,513	11/11/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	5	11/11/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	1,151	11/11/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	1,987	11/11/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	3	11/11/2014	$93.07	Open Market
Relational Coast Partners, L.P.	Sale	2	11/11/2014	$93.08	Open Market
Relational Coast Partners, L.P.	Sale	287	11/11/2014	$93.07	Open Market
Relational Fund Partners, L.P.	Sale	336	11/11/2014	$93.07	Open Market
Relational Fund Partners, L.P.	Sale	65	11/11/2014	$93.07	Open Market
Relational Fund Partners, L.P.	Sale	36	11/11/2014	$93.07	Open Market
Relational Fund Partners, L.P.	Sale	37	11/11/2014	$93.07	Open Market
Relational Fund Partners, L.P.	Sale	30	11/11/2014	$93.07	Open Market
Relational Fund Partners, L.P.	Sale	36	11/11/2014	$93.07	Open Market
Relational Fund Partners, L.P.	Sale	129	11/11/2014	$93.07	Open Market
Relational Fund Partners, L.P.	Sale	121	11/11/2014	$93.07	Open Market
Relational Fund Partners, L.P.	Sale	13	11/11/2014	$93.07	Open Market
Relational Fund Partners, L.P.	Sale	19	11/11/2014	$93.07	Open Market
Relational Fund Partners, L.P.	Sale	81	11/11/2014	$93.07	Open Market
Relational Fund Partners, L.P.	Sale	152	11/11/2014	$93.07	Open Market
Relational Fund Partners, L.P.	Sale	75	11/11/2014	$93.07	Open Market
Relational Fund Partners, L.P.	Sale	17	11/11/2014	$93.07	Open Market
Relational Fund Partners, L.P.	Sale	51	11/11/2014	$93.07	Open Market
Relational Fund Partners, L.P.	Sale	54	11/11/2014	$93.07	Open Market
Relational Fund Partners, L.P.	Sale	3	11/11/2014	$93.07	Open Market

RH Fund 1, L.P.	Sale	8,901	11/11/2014	$93.07	Open Market
Relational Investors XV, L.P.	Sale	552	11/11/2014	$93.07	Open Market
Relational Investors XV, L.P.	Sale	667	11/11/2014	$93.07	Open Market
Relational Investors XV, L.P.	Sale	373	11/11/2014	$93.07	Open Market
Relational Investors XV, L.P.	Sale	389	11/11/2014	$93.07	Open Market
Relational Investors XV, L.P.	Sale	313	11/11/2014	$93.07	Open Market
Relational Investors XV, L.P.	Sale	378	11/11/2014	$93.07	Open Market
Relational Investors XV, L.P.	Sale	1,295	11/11/2014	$93.07	Open Market
Relational Investors XV, L.P.	Sale	1,220	11/11/2014	$93.07	Open Market
Relational Investors XV, L.P.	Sale	137	11/11/2014	$93.07	Open Market
Relational Investors XV, L.P.	Sale	201	11/11/2014	$93.07	Open Market
Relational Investors XV, L.P.	Sale	821	11/11/2014	$93.07	Open Market
Relational Investors XV, L.P.	Sale	1,513	11/11/2014	$93.07	Open Market
Relational Investors XV, L.P.	Sale	756	11/11/2014	$93.07	Open Market
Relational Investors XV, L.P.	Sale	173	11/11/2014	$93.07	Open Market
Relational Investors XV, L.P.	Sale	517	11/11/2014	$93.07	Open Market
Relational Investors XV, L.P.	Sale	549	11/11/2014	$93.07	Open Market
Relational Investors XV, L.P.	Sale	1,514	11/11/2014	$93.07	Open Market
Relational Investors XV, L.P.	Sale	802	11/11/2014	$93.07	Open Market
Relational Investors XV, L.P.	Sale	86	11/11/2014	$93.07	Open Market
Relational Investors XV, L.P.	Sale	87	11/11/2014	$93.07	Open Market
Relational Investors XV, L.P.	Sale	920	11/11/2014	$93.07	Open Market
Relational Investors XVI, L.P.	Sale	1,074	11/11/2014	$93.07	Open Market
Relational Investors XVI, L.P.	Sale	134	11/11/2014	$93.07	Open Market
Relational Investors XVI, L.P.	Sale	5,166	11/11/2014	$93.07	Open Market
Relational Investors XVI, L.P.	Sale	199	11/11/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	169	11/11/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	302	11/11/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	1,035	11/11/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	975	11/11/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	110	11/11/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	160	11/11/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	657	11/11/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	1,210	11/11/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	605	11/11/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	138	11/11/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	413	11/11/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	438	11/11/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	1,210	11/11/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	641	11/11/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	68	11/11/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	70	11/11/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	1,107	11/11/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	362	11/11/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	626	11/11/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	1,605	11/11/2014	$93.07	Open Market
Relational Investors XX, L.P.	Sale	43	11/11/2014	$93.07	Open Market

Relational Investors XXIII, L.P.	Sale	899	11/11/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	1,488	11/11/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	168	11/11/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	245	11/11/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	1,002	11/11/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	1,847	11/11/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	923	11/11/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	211	11/11/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	630	11/11/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	670	11/11/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	1,847	11/11/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	979	11/11/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	105	11/11/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	107	11/11/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	1,689	11/11/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	553	11/11/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	955	11/11/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	2,449	11/11/2014	$93.07	Open Market
Relational Investors XXIII, L.P.	Sale	174	11/11/2014	$93.07	Open Market
Relational Investors IX, L.P.	Sale	1,289	11/11/2014	$93.07	Open Market
Relational Investors IX, L.P.	Sale	5,880	11/11/2014	$93.07	Open Market
Relational Investors IX, L.P.	Sale	2,520	11/11/2014	$93.07	Open Market
Relational Investors IX, L.P.	Sale	1,203	11/11/2014	$93.07	Open Market
Relational Investors IX, L.P.	Sale	674	11/11/2014	$93.07	Open Market
Relational Investors IX, L.P.	Sale	701	11/11/2014	$93.07	Open Market
Relational Investors IX, L.P.	Sale	395	11/11/2014	$93.07	Open Market
Relational Investors IX, L.P.	Sale	169	11/11/2014	$93.07	Open Market
Relational Investors IX, L.P.	Sale	681	11/11/2014	$93.07	Open Market
Relational Investors IX, L.P.	Sale	2,335	11/11/2014	$93.07	Open Market
Relational Investors IX, L.P.	Sale	2,199	11/11/2014	$93.07	Open Market
Relational Investors IX, L.P.	Sale	248	11/11/2014	$93.07	Open Market
Relational Investors IX, L.P.	Sale	253	11/11/2014	$93.07	Open Market
Relational Investors IX, L.P.	Sale	109	11/11/2014	$93.07	Open Market
Relational Investors IX, L.P.	Sale	1,481	11/11/2014	$93.07	Open Market
Relational Investors IX, L.P.	Sale	1,910	11/11/2014	$93.07	Open Market
Relational Investors IX, L.P.	Sale	818	11/11/2014	$93.07	Open Market
Relational Investors IX, L.P.	Sale	89	11/11/2014	$93.07	Open Market
Relational Investors LLC	Sale	52,467	11/11/2014	$93.07	Open Market
Relational Investors XXIV, L.P.	Sale	149	11/11/2014	$93.07	Open Market
Relational Investors XXIV, L.P.	Sale	71	11/11/2014	$93.07	Open Market
Relational Investors XXIV, L.P.	Sale	126	11/11/2014	$93.07	Open Market